PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER EARNINGS

QUAKERTOWN, PA (October 24, 2012) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2012 of $2,074,000, or $0.64 per share on a diluted basis. This compares to net income of $2,322,000, or $0.73 per share on a diluted basis, for the same period in 2011.

For the nine month period ended September 30, 2012, QNB reported net income of $7,050,000, or $2.20 per share on a diluted basis. This compares favorably to the $6,968,000, or $2.21 per share on a diluted basis, reported for the nine month period ended September 30, 2011.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.90% and 11.59%, respectively, for the quarter ended September 30, 2012 compared with 1.07% and 14.31%, respectively, for the quarter ended September 30, 2011. For the nine month periods the annualized rate of return on average assets and average shareholders’ equity was 1.06% and 13.58%, respectively, for the period ended September 30, 2012 compared with 1.12% and 14.88%, respectively, for the period ended September 30, 2011.

“Our financial performance for the third quarter reflects the challenging operating environment characterized by economic uncertainty which has resulted in soft loan demand and by prolonged low interest rates, which have pressured net interest margins,” stated Thomas J. Bisko, Chief Executive Officer.  “We are pleased with our ability to attract new customers and expand our relationships with existing customers which has resulted in strong deposit growth. In addition, we continue to execute our strategic plan by investing in infrastructure that supports future growth. This includes product and system upgrades that improve both customer and employee experiences and two new branch locations in Warminster and Colmar which are expected to open in the fourth quarter of 2012 and the first quarter of 2013. As we begin the fourth quarter our results for the first nine months of 2012 put us on pace to have another excellent year.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2012 totaled $6,723,000, a decrease of $357,000, or 5.0%, over the same period in 2011. On a linked quarter basis, net interest income decreased by $53,000, or 0.8%. Net interest income continues to be negatively impacted by declining yields on earning assets resulting from the prolonged low interest rate environment and the low level of loan demand by both businesses and consumers. Partially offsetting the impact of declining asset yields on net interest income was the significant growth in earning assets, primarily investment securities.

Average earning assets for the third quarter of 2012 were $884,863,000, an increase of $54,309,000, or 6.5%, compared with the same period in 2011 and an increase of $43,302,000, or 5.2%, from the second quarter of 2012. Average investment securities for the third quarter of 2012 were $379,398,000, an increase of $46,919,000, or 14.1%, from the third quarter of 2011 and an increase of $34,007,000, or 9.8%, from the second quarter of 2012. In comparison, average loans for the third quarter of 2012 were $483,431,000, an increase of $7,882,000, or 1.7%, from the third quarter of 2011 and an increase of $3,079,000, or 0.6%, from the second quarter of 2012.

Funding this growth in earning assets was an increase in deposits. Average deposits for the third quarter of 2012 were $811,180,000, an increase of $66,561,000, or 8.9%, from the corresponding quarter in 2011 and an increase of $40,954,000, or 5.3%, from the second quarter of 2012. QNB has developed significant relationships with many of the school districts and municipalities in the communities it serves. During the third quarter of each year these entities deposit tax receipts resulting in seasonal growth in QNB’s deposit balances. Average interest-bearing municipal demand accounts increased $20,868,000, or 29.3%, to $92,025,000 for the third quarter of 2012 compared to the same period in 2011 and increased $36,391,000, or 65.4%, when compared to the second quarter of 2012. Also contributing to the growth in average deposits when comparing the third quarters of 2012 and 2011 was a $37,999,000, or 24.2%, increase in average savings account balances, primarily QNB’s eSavings product which pays a very competitive rate of interest. Average interest-bearing demand accounts and average money market accounts increased $10,644,000, or 12.2%, and $6,662,000, or 9.6%, respectively when comparing the two quarters. Offsetting a portion of this growth in funding was a decline in average time deposits of $12,972,000, or 4.4%, and a reduction in average borrowed funds of $16,219,000, or 34.1%, comparing the third quarter 2012 with the same period in 2011. During the second quarter of 2012 the Company paid off $15,000,000 of repurchase agreements with a cost of 4.75%.

The net interest margin for the third quarter of 2012 was 3.26% compared to 3.63% for the third quarter of 2011 and 3.49% for the linked quarter. The historically low interest rate environment of the past few years combined with the change in the mix of earning assets to be more dependent upon investment securities, which generally earn a lower yield than loans, resulted in a decline in the net interest margin. During the beginning of this interest rate cycle, funding costs declined at a faster pace and to a greater degree than rates on earning assets resulting in an increasing net interest margin. However, since the second quarter of 2011 this trend has reversed as funding costs have approached bottom while yields on earning assets continue to reprice lower resulting in a decline in the net interest margin. The growth in municipal balances and the investment of these deposits into short-term agency securities during the third quarter of 2012 also impacted the margin, as these transactions while increasing incremental net interest income do so at a significantly tighter interest rate spread.

The yield on earning assets declined 63 basis points from 4.59% for the third quarter of 2011 to 3.96% for the third quarter of 2012. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities declined from 5.61% and 3.45%, respectively, for the third quarter of 2011 to 5.09% and 2.74%, respectively, for the third quarter of 2012, a decline of 52 basis points and 71 basis points, respectively.

The cost of interest-bearing liabilities declined by 29 basis points from 1.09% for the third quarter of 2011 to 0.80% for the third quarter of 2012. The interest rate paid on interest-bearing deposits declined by 22 basis points to 0.78% for the third quarter of 2012 compared to the third quarter of 2011.

For the nine-month period ended September 30, 2012 net interest income was $20,305,000, a decrease of $883,000, or 4.2%, from the $21,188,000 reported for the first nine months of 2011. The factors that were discussed in the analysis of the quarterly comparison above are also the primary factors in the year-to-date net interest income comparison; strong deposit growth, change in the mix of earning assets with investment securities representing a larger portion of earning assets and a lower net interest margin.

For the nine-month period ended September 30, 2012 average earning assets increased by $51,044,000, or 6.4%, with average loans increasing $5,565,000, or 1.2%, and average investment securities increasing $45,448,000, or 14.7%. Over this same period average funding sources increased $47,085,000, or 6.2%, with average total deposits increasing $59,687,000, or 8.3% and average borrowed funds decreasing $12,602,000.

The net interest margin for the first nine months of 2012 was 3.42%, a decrease of 36 basis points from the 3.78% reported for the same period in 2011. When comparing the nine-month periods ended September 30, 2011 and 2012, the average rate earned on earning assets declined 60 basis points from 4.81% to 4.21%, respectively, with the yield on loans and investment securities declining by 49 basis points and 65 basis points, respectively. In comparison, the interest rate paid on total average interest-bearing liabilities declined 28 basis points from 1.18% for the first nine months of 2011 to 0.90% for the first nine months of 2012 with the average rate paid on interest-bearing deposits declining 23 basis points from 1.08% to 0.85% comparing the same periods. The decline in the yield on earning assets as well as in the cost of deposits reflects the impact of a long period of historically low interest rates.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

QNB recorded a provision for loan losses of $300,000 in the third quarter of 2012 compared to no provision for the second quarter of 2012 and $650,000 in the third quarter of 2011. For the nine month periods ended September 30, 2012 and 2011 the provision for loan losses was $600,000 and $1,750,000, respectively. Net loan charge-offs were $51,000 for the third quarter of 2012, or 0.04% annualized of total average loans, compared with net recoveries of $12,000 for the second quarter of 2012, or -0.01% annualized of total average loans, and net loan charge-offs of $633,000 for the third quarter of 2011, or 0.53% annualized of total average loans. For the nine-month periods ended September 30, 2012 and 2011 net loan charge-offs were $124,000, or 0.03% annualized, and $1,838,000, or 0.52% annualized, respectively.

QNB's allowance for loan losses of $9,717,000 represents 2.03% of total loans at September 30, 2012 compared to an allowance for loan losses of $9,241,000, or 1.89% of total loans, at December 31, 2011 and $8,867,000, or 1.87% of total loans, at September 30, 2011.

Asset quality has stabilized over the past year. Total non-performing assets were $24,359,000 at September 30, 2012 compared with $24,145,000 at December 31, 2011 and $24,718,000 at September 30, 2011. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and troubled debt restructured loans were $21,211,000, or 4.43% of total loans, at September 30, 2012 compared with $21,390,000, or 4.36% of total loans, at December 31, 2011 and $21,956,000, or 4.64% of total loans, at September 30, 2011. Loans on non-accrual status were $18,582,000 at September 30, 2012 compared with $18,597,000 at December 31, 2011 and $19,219,000 at September 30, 2011. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at September 30, 2012, $14,980,000, or more than 80% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter.

QNB had other real estate owned and other repossessed assets of $1,187,000 as of September 30, 2012 compared with $826,000 at December 31, 2011 and $884,000 at September 30, 2011. Non-accrual pooled trust preferred securities are carried at fair value which was $1,961,000, $1,929,000, and $1,878,000 at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. The increase in the balance of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities.

Non-Interest Income

Total non-interest income was $1,125,000 for the third quarter of 2012, an increase of $43,000 compared with the same period in 2011. Fees for services to customers increased $31,000, or 8.5%, and gains on the sale of residential mortgage loans increased $62,000, or 50.0%, when comparing the three month periods. The increase in fees for services to customers primarily reflects the positive impact of the introduction of an overdraft protection program on net overdraft income, as well as the timing of receipt of real estate tax collection fees. The increase in gains on the sale of loans is a result of historically low mortgage rates which contributed to a significant increase in refinancing activity as well as the amount of gains recorded on the sale of these mortgages. Other non-interest income declined by $63,000 when comparing the three months ended September 30, 2012 with the same period in 2011. Mortgage servicing income declined by $15,000 when comparing the two quarters due to mortgage refinancing activity contributing to a reduction in the value of mortgage servicing assets as well as an increase in the amortization of this asset. During the third quarter of 2012 there was a $39,000 loss recognized on the sale of a property held in other real estate owned. In addition, letter of credit fees declined $22,000 in comparison to the third quarter of prior year.

Total non-interest income for the nine month period ended September 30, 2012 was $4,017,000, an increase of $925,000, or 29.9%, from the amount recorded in 2011. The largest contributor to the overall increase compared to 2011 was gains recognized on the sale of residential mortgage loans which increased $463,000, or 255.8%, to $644,000 due to the amount of refinance activity in 2012 as discussed previously. Net gains on investment securities were $493,000 for the first nine months of 2012 compared with net losses of $21,000 in 2011. For the 2012 period, the net investment gains were primarily related to the sale of equity securities. In 2011, net gains of $76,000 on the sale of investments, primarily equity securities, were offset by other-than-temporary impairment charges of $97,000 on several equity securities. Partially offsetting these increases was a $156,000 decrease in other non-interest income related to mortgage servicing income, letter of credit fees and a loss recognized on the sale of a property held in other real estate owned.

Non-Interest Expense

Total non-interest expense was $4,934,000 for the third quarter of 2012, an increase of $420,000, or 9.3% compared to $4,514,000 for the third quarter of 2011. Salaries and benefits expense increased $87,000, or 3.4%, when comparing the two quarters. Promotion and merit increases contributed to the $58,000 increase in salary expense. The remainder of the increase in salary and benefits expense relates primarily to higher retirement plan expenses, tuition reimbursement costs, and medical and dental benefit premiums and claims.

Net occupancy and furniture and fixtures expense increased $89,000, or 12.6%, with the majority of the increase resulting from higher depreciation expense on new equipment, greater software amortization costs, an increase in branch rent expense primarily resulting from common area maintenance adjustments on some leased properties and additional equipment maintenance costs.

Also contributing to the increase in non-interest expense was an $84,000 increase in third party services. Legal expenses increased $32,000 when compared to the third quarter of 2011. This was a result of higher expenses related to loan collection and corporate activities. Third party information technology expense increased $22,000 primarily related to penetration testing and increased ongoing costs associated with email services and the new online and mobile banking system introduced in the third quarter of 2011. Other third party services also increased $21,000 when comparing the three months ended September 30, 2012 to the same period in 2011. This increase is attributable to ongoing costs associated with a new overdraft protection program that was instituted late in the second quarter of 2012. FDIC insurance expense increased to $173,000 and exceeded third quarter of 2011 by $132,000. The lower FDIC premium expense in 2011 reflects a cumulative adjustment for a reduction in the rate charged and a change in the method of calculating the basis of the premium effective during the second quarter of 2011.

Total non-interest expense was $14,613,000 for the nine-month period ended September 30, 2012. This represents an increase of $1,095,000, or 8.1%, from the same period in 2011. Higher salary and benefits expense contributed $466,000 to the overall increase. Promotion and merit increases coupled with two additional full-time equivalent employees, including the addition of a Chief Information and Technology Officer in the third quarter of 2011, contributed to the $329,000 increase in salary expense. Similar to the items mentioned above for the quarter, also contributing to the increase in total non-interest expense is a $223,000 increase in net occupancy and furniture and fixtures expense, and increase in third party services costs of $200,000, or 21.5%. In addition, other non-interest expenses increased $144,000, or 12.5%, primarily as a result of higher costs related to other real estate owned. Partially offsetting these increases was a $64,000 decline in FDIC insurance premiums for a reduction in the rate and change in the calculation as discussed previously.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through a third party and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Assets	$934,110	$890,136	$882,940	$868,804	$875,211
Investment securities (AFS & HTM)	425,361	359,081	351,782	349,418	352,251
Loans receivable	477,987	491,263	479,474	489,936	472,978
Allowance for loan losses	(9,717)	(9,467)	(9,456)	(9,241)	(8,867)
Net loans	468,270	481,796	470,018	480,695	464,111
Deposits	817,198	781,007	764,768	750,712	757,140
Demand, non-interest bearing	67,485	69,856	67,464	66,850	63,674
Interest-bearing demand, money market and savings	471,080	426,154	412,015	398,838	401,233
Time	278,633	284,997	285,289	285,024	292,233
Short-term borrowings	31,925	26,570	22,349	24,021	25,806
Long-term debt	5,290	5,293	20,295	20,299	20,301
Shareholders' equity	77,128	74,679	72,542	70,841	69,445

Asset Quality Data (Period End)
Non-accrual loans	$18,582	$16,264	$17,064	$18,597	$19,219
Loans past due 90 days or more and still accruing	-	475	171	380	87
Restructured loans	2,629	4,085	2,668	2,413	2,650
Non-performing loans	21,211	20,824	19,903	21,390	21,956
Other real estate owned and repossessed assets	1,187	1,151	1,277	826	884
Non-accrual pooled trust preferred securities	1,961	2,015	2,054	1,929	1,878
Non-performing assets	$24,359	$23,990	$23,234	$24,145	$24,718

Allowance for loan losses	$9,717	$9,467	$9,456	$9,241	$8,867

Non-performing loans / Loans	4.43%	4.23%	4.15%	4.36%	4.64%
Non-performing assets / Assets	2.61%	2.70%	2.63%	2.78%	2.82%
Allowance for loan losses / Loans	2.03%	1.92%	1.97%	1.89%	1.87%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the nine months ended,
For the period:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11	9/30/12	9/30/11

Interest income	$8,276	$8,424	$8,633	$8,849	$9,085	$25,333	$27,368
Interest expense	1,553	1,648	1,827	1,911	2,005	5,028	6,180
Net interest income	6,723	6,776	6,806	6,938	7,080	20,305	21,188
Provision for loan losses	300	-	300	950	650	600	1,750
Net interest income after provision for loan losses	6,423	6,776	6,506	5,988	6,430	19,705	19,438
Non-interest income:
Fees for services to customers	394	345	339	351	363	1,078	1,037
ATM and debit card	367	367	364	356	359	1,098	1,053
Net gain (loss) on investment securities available-for-sale	(37)	141	389	(30)	(32)	493	(21)
Other	401	473	474	457	392	1,348	1,023
Total non-interest income	1,125	1,326	1,566	1,134	1,082	4,017	3,092
Non-interest expense:
Salaries and employee benefits	2,609	2,548	2,626	2,543	2,522	7,783	7,317
Net occupancy and furniture and equipment	794	770	754	759	705	2,318	2,095
FDIC insurance premiums	173	162	180	202	41	515	579
Other	1,358	1,348	1,291	1,274	1,246	3,997	3,527
Total non-interest expense	4,934	4,828	4,851	4,778	4,514	14,613	13,518
Income before income taxes	2,614	3,274	3,221	2,344	2,998	9,109	9,012
Provision for income taxes	540	769	750	432	676	2,059	2,044
Net income	$2,074	$2,505	$2,471	$1,912	$2,322	$7,050	$6,968

Share and Per Share Data:
Net income - basic	$0.65	$0.79	$0.78	$0.60	$0.74	$2.21	$2.22
Net income - diluted	$0.64	$0.78	$0.77	$0.60	$0.73	$2.20	$2.21
Book value	$24.01	$23.33	$22.74	$22.32	$21.95	$24.01	$21.95
Cash dividends	$0.26	$0.26	$0.26	$0.25	$0.25	$0.78	$0.75
Average common shares outstanding - basic	3,202,104	3,190,552	3,180,903	3,164,710	3,154,529	3,191,226	3,144,711
Average common shares outstanding - diluted	3,215,676	3,208,326	3,192,634	3,178,302	3,168,931	3,204,831	3,158,820

Selected Ratios:
Return on average assets	0.90%	1.16%	1.15%	0.87%	1.07%	1.06%	1.12%
Return on average shareholders' equity	11.59%	14.54%	14.71%	11.50%	14.31%	13.58%	14.88%
Net interest margin (tax equivalent)	3.26%	3.49%	3.53%	3.53%	3.63%	3.42%	3.78%
Efficiency ratio (tax equivalent)	58.90%	55.98%	54.48%	55.44%	51.97%	56.41%	52.35%
Average shareholders' equity to total average assets	7.77%	7.95%	7.81%	7.58%	7.49%	7.84%	7.53%
Net loan (recoveries)/charge-offs	$51	$(12)	$85	$576	$633	$124	$1,838
Net loan charge-offs (annualized) / Average loans	0.04%	-0.01%	0.07%	0.48%	0.53%	0.03%	0.52%

Balance Sheet (Average)
Assets	$916,552	$871,956	$865,892	$870,133	$859,434	$884,903	$831,062
Investment securities (AFS & HTM)	381,034	345,391	339,946	345,698	332,479	355,001	309,553
Loans receivable	483,431	480,352	482,284	479,076	475,549	482,027	476,462
Deposits	811,180	770,226	753,948	756,472	744,619	778,570	718,883
Shareholders' equity	71,213	69,283	67,590	65,974	64,388	69,369	62,617

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com